AGL Resources Reports Fourth Quarter and Year-End 2015 Earnings

•	4Q 2015 diluted EPS from continuing operations of $0.94 excluding merger-related expenses, compared to $1.24 in 4Q 2014

•	2015 diluted EPS from continuing operations of $3.24 excluding merger-related expenses and a non-cash goodwill impairment, compared to $4.71 in 2014

•	Dividend increase of $0.08 per share, or 3.9%, was announced on February 9, 2016

ATLANTA, February 11, 2016 -- AGL Resources Inc. (NYSE: GAS) today reported fourth quarter 2015 net income from continuing operations, excluding merger expenses, of $112 million, or $0.94 per diluted share, compared to $148 million, or $1.24 per share, for the same period in 2014.

2015 net income from continuing operations excluding merger expenses and a goodwill impairment charge was $388 million, or $3.24 per diluted share, compared to $562 million, or $4.71 per share, in 2014.

“Despite significantly warmer temperatures in many of our service territories in the fourth quarter of 2015, we exceeded our earnings expectations for the full year (excluding merger expenses and the goodwill impairment) due to strong performance across all of our businesses. For example, year-over-year EBIT in our largest segment - distribution operations - rose approximately 3 percent on a weather-normalized basis, and our wholesale services business reported its second-best year since inception with annual EBIT of $108 million,” said Andrew W. Evans, President and Chief Executive Officer of AGL Resources. “Of course the biggest driver of shareholder value in 2015 was our agreement to merge with Southern Company. We have filed merger approval applications in all required jurisdictions and look forward to closing the transaction in the second half of 2016.”

Earnings per Share (EPS):

	Three Months Ended December 31,		Twelve Months Ended December 31,
Per share information	2015	2014	2015	2014
Diluted EPS - consolidated	$0.89	$1.24	$2.94	$4.04
Less: discontinued operations	—	—	—	(0.67)
Diluted EPS - continuing operations	0.89	1.24	2.94	4.71
Add: merger expenses	0.05	—	0.23	—
Add: goodwill impairment	—	—	0.07	—
Diluted EPS - continuing operations adjusted for merger expenses and goodwill impairment	0.94	1.24	3.24	4.71
Less: wholesale services	0.22	0.58	0.55	2.16
Diluted EPS - continuing operations adjusted for merger expenses, goodwill impairment and wholesale services	$0.72	$0.66	$2.69	$2.55

Earnings Before Interest and Taxes (EBIT):

In millions	4Q 2015	4Q 2014	Variance	EBIT Contribution
Distribution operations	$160	$153	$7	67%
Retail operations	37	30	7	15
Wholesale services	42	114	(72)	18
Midstream operations	(3)	(3)	—	—
Other (1)	(16)	(2)	(14)	—
Total	$220	$292	$(72)	100%
Total - excluding merger expenses	$229	$292	$(63)

In millions	2015	2014	Variance	EBIT Contribution
Distribution operations	$580	$581	$(1)	69%
Retail operations	152	132	20	18
Wholesale services (2)	108	422	(314)	13
Midstream operations (3)	(23)	(17)	(6)	—
Other (1)	(58)	(9)	(49)	—
Total	$759	$1,109	$(350)	100%
Total - excluding merger expenses and goodwill impairment	$817	$1,109	$(292)

(1)	EBIT for the three and twelve months ended December 31, 2015 includes merger expenses of $9 million and $44 million, respectively.

(2)
Average annual economic earnings expectation for wholesale services is $50 million. YTD 2015 and 2014 results reflect wholesale services’ ability to generate significant upside in periods of market volatility.

(3)	EBIT for the year ended December 31, 2015 includes a goodwill impairment charge of $14 million.

Excluding merger expenses, for the quarter ended December 31, 2015, the primary driver of the $63 million quarter-over-quarter decrease in EBIT was lower operating margin in the wholesale services segment (operating margin in 2014 reflected $49 million in higher hedge gains as compared to 2015).

Excluding wholesale services and merger expenses, fourth quarter 2015 EBIT increased by $9 million due primarily to the following:

•	Increased operating margin from infrastructure replacement programs of $16 million in the distribution operations segment; and

•	Higher net operating margin of $6 million at the retail operations segment related to lower derivative hedge losses; partially offset by:

•	A negative impact in operating margin from warmer weather (vs. prior year) of $6 million primarily in the distribution operations and retail operations segments; and

•	Higher depreciation expense in the distribution operations segment of $6 million due to additional assets placed in service.

Excluding merger expenses and a goodwill impairment charge, EBIT for the twelve months ended December 31, 2015 declined by $292 million. The primary driver of the year-over-year decrease in EBIT was lower operating margin in the wholesale services segment (as noted above, operating margin in 2014 reflected record commercial activity resulting from the extreme cold weather experienced in 2014).

Excluding wholesale services, merger expenses and the impairment of goodwill, 2015 annual EBIT increased by $22 million due primarily to the following:

•	Increased operating margin from infrastructure replacement programs of $34 million in the distribution operations segment;

•	Lower outside service costs of $13 million in the distribution operations and retail operations segments;

•	Higher operating margin related to non-weather-related customer usage and growth of $13 million in the distribution operations segment; and

•	Higher operating margin of $12 million in the retail operations segment related to the recovery of hedge losses recorded in 2014; partially offset by:

•	Higher depreciation expense in the distribution operations segment of $19 million due to additional assets placed in service; and

•
A negative impact in operating margin from warmer weather (vs. prior year) resulting in a decrease in weather-related customer usage of $29 million, net of hedging, primarily in the distribution operations and retail operations segments.

INTEREST EXPENSE, INCOME TAXES AND NONCONTROLLING INTEREST

•
Interest expense for the fourth quarter of 2015 was $45 million, an increase of $1 million compared to the fourth quarter of 2014. Interest expense was $173 million for 2015, a decrease of $6 million compared to 2014, due to lower interest rates on commercial paper borrowings.

•
Income tax expense for the fourth quarter of 2015 was $63 million, a decrease of $33 million compared to the fourth quarter of 2014. Income tax expense for 2015 was $213 million, a decrease of $137 million compared to 2014. These decreases were driven by lower taxable income relative to the prior year.

•
Net income attributable to noncontrolling interest was $5 million and $4 million for the fourth quarter of 2015 and 2014, respectively, and $20 million and $18 million for the years ended 2015 and 2014, respectively. This reflects the 15% share of earnings attributable to the company's SouthStar Energy Services joint venture partner and the increases were due to higher net income earned during 2015.

SOUTHERN COMPANY / AGL RESOURCES MERGER UPDATES

The proposed merger is subject to approval by certain regulatory authorities and other customary closing conditions. As of December 31, 2015, Southern Company and AGL Resources have made joint filings seeking regulatory approval of the merger with all of the required state regulatory agencies. At a special shareholder meeting held on November 19, 2015, the proposed merger was approved by our shareholders. On December 4, 2015, the applicable waiting period under the Hart-Scott-Rodino Act expired.

AGL Resources has suspended its earnings conference calls due to the proposed merger and related regulatory filings and approval processes, which are pending in several jurisdictions. A presentation with earnings highlights will be posted in the Investor Relations section of www.aglresources.com.

About AGL Resources
.
AGL Resources (NYSE:GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services and midstream operations. AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves over one million retail customers through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management and ownership and operation of natural gas storage facilities. AGL Resources is a Fortune 500 company and a member of the S&P 500 Index.
Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements include matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "proposed," "seek," "should," "target," "would" or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quote from Andrew W. Evans, statements regarding the proposed merger with Southern Company and our annual economic earnings expectation for wholesale services.

Actual results may differ materially from those suggested by the forward-looking statements for a number of reasons including, but not limited to, the failure to obtain, on a timely basis or otherwise, the required regulatory approvals in connection with the proposed merger with Southern Company (including the terms of such approvals); the risk that another condition to closing of the merger may not be satisfied;

changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including any changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, project delays, adequacy of supply of diversified vendors and unexpected changes in project costs, including the cost of funds to finance these projects and our ability to recover our costs from our customers; limits on pipeline capacity; the impact of acquisitions and divestitures; our ability to successfully integrate operations that we have or may acquire or develop in the future, direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or change in the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including disruptions in the capital markets and lending environment; general economic conditions; uncertainties about environmental issues and the related impact of such issues, including our environmental remediation plans; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters, such as hurricanes, on the supply and price of natural gas; acts of war or terrorism; the outcome of litigation; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. There can be no assurance that the proposed merger with Southern Company will in fact be consummated.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found in this press release, as well as under Item 1A in the company’s Form 10-K for the fiscal year ended December 31, 2015. The company cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the company, investors and security holders should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the transaction or other matters attributable to the company or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

There may also be other factors that we do not anticipate or that we do not recognize are material that could cause results to differ materially from our expectations. Forward-looking statements speak only as of the date they are made. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required by law.
Supplemental Information
Management evaluates segment financial performance based on operating margin and EBIT, which include the effects of corporate expense allocations. The company believes EBIT is a useful measurement of its performance because it provides information that can be used to evaluate the effectiveness of its businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure that is calculated as operating revenues minus cost of goods sold and revenue tax expense. Operating margin excludes operation and maintenance expenses, depreciation and amortization, taxes other than income taxes, merger-related expenses, goodwill impairment charges and gains or losses on the sale of our assets, if any. These items are included in the company's calculation of operating income as calculated in accordance with GAAP and reflected in our Consolidated Statements of Income. The company believes that the presentation of operating margin provides useful information to management and investors regarding the contribution resulting from customer growth in our distribution operations segment since the cost of goods sold and revenue tax expenses can vary significantly and are generally billed directly to our customers. We further believe that operating margin at our retail operations, wholesale services and midstream operations segments allows us to focus on a direct measure before overhead costs.

AGL Resources presented a non-GAAP measure of adjusted EPS that excludes the impacts of our wholesale services segment, merger-related expenses, goodwill impairment and our discontinued operations. Additionally, the company presented a non-GAAP measure of adjusted net income from continuing operations that excludes merger-related expenses and the goodwill impairment. The company believes presenting EPS excluding wholesale services provides investors with an additional measure of operating performance that excludes the volatility that results from mark-to-market and lower of weighted average cost or current market price accounting adjustments in the wholesale services segment. Economic earnings is further presented to adjust the EBIT of our wholesale services segment for mark-to-market accounting adjustments as well as the storage roll-out value. As the company does not regularly engage in transactions of the magnitude of the proposed merger with Southern Company, and consequently does not regularly incur merger expenses of correlative size, the company believes presenting EPS and net income from continuing operations excluding merger expenses provides investors with an additional measure of AGL Resources’ core operating performance. The company also has chosen to exclude a goodwill impairment that was recorded at our midstream operations segment as management believes that investors may find it useful to assess our core operating performance without this non-cash item. The loss related to the sale of Tropical Shipping is reflected as discontinued operations for the year ended December 31, 2014, and the company believes excluding the impact of discontinued operations provides a more accurate view of earnings from continuing operations. Details related to these adjustments are included in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our 2015 Form 10-K.

Operating margin, adjusted EPS, adjusted net income from continuing operations and economic earnings should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than net income attributable to AGL Resources, operating income or EPS as determined in accordance with GAAP. In addition, the company's operating margin, adjusted EPS, adjusted net income from continuing operations and economic earnings may not be comparable to similarly titled measures of another company. Reconciliation of non-GAAP financial measures referenced in this press release is attached to this release and available on the company's Website at http://www.aglresources.com/ under the Investor Relations section.

AGL RESOURCES INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended December 31,			Twelve Months Ended December 31,
In millions, except per share amounts	2015	2014	Fav/(Unfav)	2015	2014	Fav/(Unfav)
Operating revenues (includes revenue taxes of $20 and $103 for the three and twelve months in 2015, respectively, and $30 and $133 for the three and twelve months in 2014, respectively)	$962	$1,445	$(483)	$3,941	$5,385	$(1,444)
Operating expenses
Cost of goods sold	342	765	423	1,645	2,765	1,120
Operation and maintenance	252	246	(6)	914	939	25
Depreciation and amortization	104	99	(5)	397	380	(17)
Taxes other than income taxes	39	48	9	181	208	27
Merger-related expenses	9	—	(9)	44	—	(44)
Goodwill impairment	—	—	—	14	—	(14)
Total operating expenses	746	1,158	412	3,195	4,292	1,097
(Loss) gain on disposition of assets	—	(1)	1	—	2	(2)
Operating income	216	286	(70)	746	1,095	(349)
Other income	4	6	(2)	13	14	(1)
Interest expense, net	(45)	(44)	(1)	(173)	(179)	6
Income before income taxes	175	248	(73)	586	930	(344)
Income tax expense	63	96	33	213	350	137
Income from continuing operations	112	152	(40)	373	580	(207)
Loss from discontinued operations, net of tax	—	—	—	—	(80)	80
Net income	112	152	(40)	373	500	(127)
Less net income attributable to noncontrolling interest	5	4	(1)	20	18	(2)
Net income attributable to AGL Resources	$107	$148	$(41)	$353	$482	$(129)
Net income attributable to AGL Resources:
Income from continuing operations	$107	$148	$(41)	$353	$562	$(209)
Loss from discontinued operations, net of tax	—	—	—	—	(80)	80
Net income attributable to AGL Resources	$107	$148	$(41)	$353	$482	$(129)
Per common share information:
Basic earnings (loss) per common share
Continuing operations	$0.89	$1.24	$(0.35)	$2.95	$4.73	$(1.78)
Discontinued operations	—	—	—	—	(0.67)	0.67
Basic earnings per common share attributable to AGL Resources	$0.89	$1.24	$(0.35)	$2.95	$4.06	$(1.11)
Diluted earnings (loss) per common share
Continuing operations	$0.89	$1.24	$(0.35)	$2.94	$4.71	$(1.77)
Discontinued operations	—	—	—	—	(0.67)	0.67
Diluted earnings per common share attributable to AGL Resources	$0.89	$1.24	$(0.35)	$2.94	$4.04	$(1.10)
Weighted average number of common shares outstanding:
Basic	119.9	119.1		119.6	118.8
Diluted	120.2	119.5		119.9	119.2

AGL Resources Inc.
Reconciliation of Net Income Attributable to AGL Resources to
Net Income from Continuing Operations Excluding Merger Expenses and Goodwill Impairment
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2015	2014	2015	2014
Net income attributable to AGL Resources	$107	$148	$353	$482
Less: discontinued operations	—	—	—	(80)
Net income - continuing operations	107	148	353	562
Add: merger expenses	5	—	26	—
Add: goodwill impairment	—	—	9	—
Net income - continuing operations adjusted for merger expenses and goodwill impairment	$112	$148	$388	$562

AGL Resources Inc.
Reconciliation of Wholesale Services’ Reported EBIT to Economic Earnings
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2015	2014	2015	2014
Wholesale services EBIT reported on a GAAP basis	$42	$114	$108	$422
Current quarter and prior year-end realized storage roll-out, net	(6)	(21)	11	(31)
Current transportation and hedge movement, net of prior period hedge offset	(9)	(85)	(1)	(106)
Deferred incentive compensation	(2)	(8)	2	(8)
Economic Earnings	$25	$—	$120	$277

Contacts:

Financial
Sarah Stashak
Director, Investor Relations
Office: 404-584-4577
sstashak@aglresources.com

Media
Kristie Swink Benson, APR
Director, PR & Media Relations
Office: 404-584-3167
kbenson@aglresources.com